Exhibit 10.1
Larry A. Frakes
President and Chief Executive Officer
United America Indemnity, Ltd.
Amended and Restated Employment Agreement
RECITALS
On May 10, 2007 (the “Effective Date”), Larry A. Frakes (“Executive”) and United America Indemnity, Ltd. (the “Company”) entered into an agreement regarding Executive’s employment by the Company in the capacity of President and Chief Operating Officer (the “Prior Agreement”).
On June 28, 2007, Executive was promoted to President and Chief Executive Officer of the Company.
The Company and Executive wish to amend the Prior Agreement in order to, among other things, provide for the cancellation and regrant of certain stock options previously granted to Executive, and therefore, Executive and the Company intend that the Prior Agreement be amended and restated in its entirety and superseded in all respects by this Amended and Restated Employment Agreement dated as of February 5, 2008 (the “Agreement”), provided that the Agreement is (i) manually executed by Executive and Saul Fox, in his capacity as chairman of the Board of Directors (the “Board”) of the Company (the “Chairman”), and (ii) confirmed by the affirmative vote of a majority of the Board or a Committee acting on behalf of the Board.
AGREEMENT

Positions & Titles:	Executive shall serve as President and Chief Executive Officer of the Company as well as chief executive officer of any Company Affiliates (as defined below) as may be determined and specified by the Chairman in writing from time to time. Executive shall also serve on the Board as a director of the Company (a “Director”). As of the Effective Date, Executive resigned from his positions on the 162(m) Committee and Audit Committee of the Board.

Responsibilities:	Executive shall have such responsibilities and duties as are customary for a President and Chief Executive Officer of a company conducting business comparable to the Company (except as may be otherwise provided by the Board or Chairman from time to time). Executive shall devote his full business time and efforts to his service as President and Chief Executive Officer and as a Director and shall not engage in any other non-Company or non-Company

Affiliate business activities without the written approval of the Board. Notwithstanding the foregoing, Executive shall be permitted to manage his and his family’s personal investments and affairs, engage in charitable activities and community affairs, and act as a member, director, or officer of industry trade associations or groups, provided that such activities do not interfere with his duties hereunder.

Reporting:	During the Term (as defined below), Executive shall report to the Chairman regarding the affairs of the Company and Company Affiliates and as requested report to the Board from time to time about the affairs of the Company. All other executives and other employees of the Company (other than employees designated by the Chairman) shall report to Executive (or his designees as approved by the Board); provided that the Chairman or the Executive may establish dotted line or dual reporting responsibilities as he deems necessary for the conduct of the business of the Company and/or any Company Affiliate.

Location:	Executive shall be provided by the Company with an office at the headquarters of the Company’s Affiliate in Bala Cynwyd, Pennsylvania.

Term:	The initial term of Executive’s employment under this Agreement shall be from the Effective Date through December 31, 2011. Such term will automatically be extended for additional one-year periods on a year-to-year basis unless Executive or the Company notifies in writing the other to the contrary not less than three months and not more than five months prior to the expiration of the initial term of this Agreement and of any renewal term (the initial term and any renewal term, collectively, the “Term”).

Annual Compensation:	$2,100,000+. Commencing on the Effective Date, Executive will accrue base salary and be eligible for an annual bonus as provided below in consideration of his services to the Company and its Affiliates.

Base Salary:	The Company agrees to pay Executive an annual base salary of $600,000 (“Base Salary” or $50,000 per month (“Monthly Base Salary”)), commencing as of the Effective Date, in accordance with the Company’s normal payroll practices for executives. Following a termination by the Company of Executive’s without Cause (as defined below) or a resignation by Executive’s employment with the Company for Good Reason (as defined below), Executive will receive severance payments equal to the Monthly Base Salary Multiplied by Months Served (as hereafter defined), less any amounts paid during the relevant notice period and any taxes and withholdings, subject to the conditions described in the “Termination” Section below. For purposes of the foregoing sentence, “Months Served” shall equal the sum of the full calendar months (capped at 18) of the Term that elapsed prior to a notice of termination without Cause or the event giving rise to the resignation with Good Reason, as the case may be.

Annual Bonus:	In respect of the remainder of 2007, Executive shall be eligible to receive a pro rata bonus based on his achievement of milestones for 2007 that have been agreed to between the Executive and the Chairman and approved by the Board. The pro-ration shall be based on an annual bonus opportunity for 2007 of $1,500,000, pro rated based on time served in 2007, with the first 1/3 of any earned and declared pro rata bonus to be satisfied through the issuance of restricted shares of the Company’s Class A common stock subject to the conditions of “Annual Bonus-Section C” below (but without applying any additional “Operational Goals & Milestones”) (the “2007 Restricted Shares”), and the remaining portion (2/3) of any earned and declared pro rata bonus shall be paid in cash on or before March 15, 2008 if Executive is employed in good standing as of such date.

In respect of each full calendar year (commencing in respect of 2008) during the Term (a “Bonus Year”), the Company shall provide Executive with a bonus opportunity of $1,500,000+ (“Annual Bonus”), subject to the following and determined, awarded and paid as follows:

A. Plan & Performance Score:

a.  Plan: Prior to the commencement of each Bonus Year, Executive shall prepare and submit to the Board for its approval a comprehensive business plan for the Company and its Affiliates projecting the business performance (including among other matters, consolidated net income per share) of the Company and its Affiliates in respect of the forthcoming Bonus Year (including any changes made in the good faith judgment of the Board at the time of its approval, the “Plan”). The Plan shall be prepared and presented both (1) in accordance with Generally Accepted Accounting Principles (“GAAP”) and (2) on an accident year basis.

b.  Performance Score: Within 75 days after completion of each Bonus Year, a performance score (“Performance Score”) for such Bonus Year shall be determined by the Board in accordance with the following steps: (1) dividing (i) the actual consolidated net income per share of the Company (adjusted to account for all items of gain, loss or expenses determined by the Board in its sole discretion to be unanticipated and/or extraordinary), determined on an Accident Year Basis and as verified by the Company’s independent auditors for such Bonus Year by (ii) the projected consolidated net income per share of the Company (determined on an Accident Year Basis) as set forth in the Plan for such Bonus Year (and as approved by the Board prior to the commencement of such Bonus Year in accordance with paragraph a. (immediately preceding)), (2) multiplying the quotient determined in accordance with Step (1) (immediately preceding) by 100, and (3) rounding the result obtained in Step (2) (immediately preceding) to the nearest tenth.

B. Bonus Computation: The Annual Bonus shall equal:

a. $50,000 multiplied by the excess of the Performance Score over 90, plus

b. $200,000 multiplied by the excess of the Performance Score (capped at 100 for this purpose) over 95, plus

c.  A cash payment equal to Executive’s net federal and state tax liability directly resulting from the vesting of the 2007 Restricted Shares or the restricted shares comprising the restricted shares portion of the Annual Bonus (to the extent provided for in Section C below), if Executive is employed by the Company and in good standing at the time of such vesting, with such payment to be made on or within 90 days after the applicable vesting date (even if such date is prior to Executive’s actual payment of such tax liability).

Example: If the Performance Score in respect of the 2008 Original Bonus Year equaled 100, the Annual Bonus in respect of 2008 would be equal to $1,500,000 [($50,000 x (100-90)) + ($200,000 x (100-95))= $1,500,000].

Example: If the Performance Score in respect of the 2008 Original Bonus Year equaled 110, the Annual Bonus in respect of 2008 would be equal to $2,000,000 [($50,000 x (110-90)) + ($200,000 x (100-95))=$2,000,000].

C. First $500,000 of each Annual Bonus:

a.   Restricted Shares. Subject to the immediately succeeding paragraph b., the first $500,000 of each Annual Bonus (determined in accordance with the immediately preceding Section B but not including the tax liability payments made pursuant to paragraph c. of such Section) shall be satisfied by the issuance to Executive of restricted Class A common shares of the Company as of March 15 of the year following the Bonus Year, subject to Executive being employed by the Company in good standing as of such date (or if such date is not a business day, the immediately preceding business day) (valued for this purpose at the closing price of the Company’s Class A common shares on the last trading day of the relevant Bonus Year as reported in the Wall Street Journal). Twenty-five percent (25%) of the Company shares that may be issued to Executive pursuant to this paragraph with respect to the 2008 Bonus Year, 2009 Bonus Year and the 2010 Bonus Year during the Term shall vest and become transferable on each of the first four anniversaries of the issuance thereof. One-third of the Company shares that may be issued to Executive pursuant to this paragraph with respect to the 2011 Bonus Year and subsequent Bonus Years during the Term shall vest and become transferable on each of the first three anniversaries of the issuance thereof. Notwithstanding the foregoing sentence, vesting of any such restricted shares issued to Executive pursuant to this Section C shall cease in the event and at such time as (1) Executive resigns from the Company without Good Reason, (2) Executive is terminated by the Company for Cause, (3) the Term expires, if at the time of such expiration (x) Executive declined the Company’s proposal to extend the duration of this Agreement on terms at least substantially equivalent to the terms hereof, or (y) the Company had Cause (as defined below) to terminate Executive, or (4) Executive does not comply with the Non-Competition, Non-Solicitation, Confidential Information and Cooperation “Covenants” set forth in Schedule I hereto along with his obligations, if applicable, under any release which he is required to provide in favor of the Company and those under any separation agreement to which he is party with the Company and/or its Affiliates (collectively, the “Post-Termination Obligations”). (The terms of the Restricted Shares shall be otherwise subject to the Company’s form of “Restricted Share Agreement” attached as Exhibit C hereto)

b.  Operational Goals & Milestones. Prior to the commencement of the 2008 Bonus Year and each Bonus Year thereafter, it shall be Executive’s responsibility to propose in writing, based upon Executive’s discussions with the Chairman, Company milestones and operational goals for the forthcoming Bonus Year that must be achieved for Executive to become entitled to the restricted shares award provided in this Section C. The absence of such a proposal as of the commencement of a Bonus Year will result in no achievement of such milestones and goals. The Chairman shall review and revise such milestones and goals in his discretion and refer them to the Board in writing for its approval, in its discretion. In addition to the other requirements of paragraphs a., b., and c. of this

Section C, the Board shall make a good faith determination, which shall be conclusive, as to whether the milestones and operational goals as earlier approved by the Board have been satisfied thereby entitling Executive to the amount of restricted shares determined in accordance with paragraphs a. and b. of this Section C.

D. Annual Bonus Cash Portion: To the extent an Annual Bonus amount exceeds $500,000 (but not including the tax liability payments made pursuant to paragraph c. of Section B above):

a.  Fifty percent (50%) of such excess shall be paid in cash to Executive (the “Paid Cash Bonus”) within thirty days of the Board’s determination with respect to such bonus as provided for in Sections A and B above; and

b. Fifty percent (50%) of such excess shall be retained by the Company (the “Retained Cash Bonus”) to satisfy the true-up adjustments provided in Section E (immediately succeeding).

E. Accident Year True-Up Provisions:

a.  The Performance Score and the amount of the Annual Bonus Cash Portion in respect to a Bonus Year (for purposes of this Section “Annual Bonus” and the Section “Additional Equity Participation” below, “Target Year”) shall be redetermined or trued-up on an Accident Year Basis within 15 days following the completion of the Company’s audited financial statements in respect of the third full calendar year succeeding such Target Year, with such redetermination or true-up assuming the capital structure of the Company as of the last day of the applicable Target Year (for purposes of computing consolidated net income, consolidated net income per share, and other capital structure dependent items that would affect computation of the true-up contemplated by this Section E). (The Performance Score and

Annual Bonus Cash Portion as so redetermined are referred to below as the “Trued-Up Performance Score” and the “Trued-Up Annual Bonus Cash Portion,” respectively.) Computation of the Trued-Up Performance Score and the Trued-Up Annual Bonus Cash Portion shall be verified by Company’s independent auditors and confirmed by the Board. All redeterminations hereunder shall (i) be made without regard to the tax liability payments made pursuant to paragraph c. of Section B above and (ii) not increase or reduce the number of restricted shares previously awarded to Executive pursuant to Section C of this “Annual Bonus” Section.

b.  Subject to paragraph c. (immediately succeeding), if the Trued-Up Annual Bonus Cash Portion in respect to a Target Year equals or exceeds the amount of the Annual Bonus Cash Portion originally determined in respect of such Target Year, then the following amounts shall be paid to Executive (whether or not Executive is then employed by the Company, unless pursuant to paragraph c. (immediately succeeding) Executive is no longer then entitled to payments under this paragraph b.) within thirty days of the redetermination:

1. The excess of the Trued-Up Annual Bonus Cash Portion in respect of the Target Year over the Annual Bonus Cash Portion originally determined in respect of the Target Year; plus

2. The Retained Cash Bonus in respect to the Target Year; plus

3.  A deemed investment return on the amounts to be paid to Executive pursuant to paragraphs 1 & 2 (immediately preceding), which shall be calculated by utilizing the investment return realized by the Company and the Company Affiliates on their investable assets (including cash) over the period said amounts to be paid to Executive had been retained by the Company.

c.  Executive shall not be entitled to receive any payments pursuant to paragraph b. (immediately preceding) from and after the first to occur of the following: (1) Executive resigns from the Company without Good Reason; (2) Executive is terminated by the Company for Cause; (3) the expiration of the Term, if at the time of such expiration (x) Executive declined the Company’s proposal to extend the duration of this Agreement on terms at least substantially equivalent to the terms hereof, or (y) the Company had Cause to terminate Executive; or (4) Executive does not comply with the Post-Termination Obligations.

d.  If the amount of the Annual Bonus Cash Portion originally determined in respect of a Target Year exceeds the amount of the Trued-Up Annual Bonus Cash Portion in respect of such Target Year, then the amount of such excess shall be offset against and reduce dollar-for-dollar (whether or not Executive is then employed by the Company) the aggregate amount of Retained Cash Bonuses then or thereafter held by the Company. The remaining Retained Cash Bonus with respect to the Target Year, if any, shall then be paid to Executive within thirty days of the foregoing redetermination, along with a deemed investment return thereon, which shall be calculated by utilizing the investment return realized by the Company and the Company Affiliates on their investable assets (including cash) over the period such remaining Retained Cash Bonus had been retained by the Company.

Attached as Schedule II is an example of application of the Bonus provisions of this Agreement.

F. Additional Matters: All bonus payments hereunder are intended to comply with Sections 162(m) and 409A of the Internal Revenue Code of 1986, as amended (the

“Code”), and to the extent applicable shall be governed by the terms of the Company’s incentive award plans and paid in a manner and at such time so as to result in tax deductibility to the Company.

Employee Benefits/Expenses:	During the Term:

A.  Executive shall be entitled to participate in or receive benefits under all employee benefit plans, including, but not limited to, any pension or retirement plan, savings plan, medical or health-and-accident plan, life, disability, and other insurance plans or arrangements generally made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and of this Agreement. Following a termination by the Company of Executive’s employment with the Company without Cause or a resignation by Executive for Good Reason, Executive will be entitled to be reimbursed for the cost of COBRA continuation coverage under the Company’s group health plans for up to eighteen months following his termination date, subject to Executive’s continued eligibility for such coverage under COBRA and to the conditions described in the “Termination” Section below; any such reimbursement payments payable to Executive shall be paid to Executive as soon as practicable after the cost is incurred and the request for reimbursement is made, but in no event later than December 31 of the year following the year in which the cost was incurred.

B. Executive shall be entitled to four weeks paid vacation per full year in accordance with the policies periodically established by the Board for other senior executives of the Company; and

C.  The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company.

Additional Equity Participation:	A. Share Purchase & Option Grant: The Prior Agreement indicated that it was the Company’s goal for the Executive to acquire from the Company $1,000,000 of the Company’s Class A common shares (“Shares”). As of the date of this Agreement, Executive has purchased the Shares and the details regarding the purchase dates and the prices at which Executive acquired the Shares are set forth on Schedule III. Executive agrees that the Shares shall not be transferable (other than for estate planning purposes where the ultimate beneficiary of the transfer is a member of Executive’s immediate family) earlier than (i) the end of the Term, (ii) the occurrence of a “Change of Control” (as defined below), or (iii) the date on which Executive’s employment is terminated. The Prior Agreement contemplated that the Company would also grant Executive stock options with an aggregate exercise price of $10,000,000, and on May 17, 2007, the Company granted Executive nonqualified options to purchase an aggregate of 394,946 Class A common shares of the Company at an exercise price of $25.32 per share (the “Prior Options”). The Company and Executive agree to provide for the cancellation of the Prior Options in order for the Company to be able to regrant the nonqualified stock options with an exercise price which approximates, to the extent permissible under the Company’s Share Incentive Plan, the average price at which Executive acquired the Shares (the “Stock Options”), as set forth below:

a.  The Company and Executive agree that the Prior Options shall be cancelled effective as of the first meeting of the Compensation Committee of the Board which occurs after the date of this Agreement (the date of such Compensation Committee meeting shall be the “Grant Date”), and Executive shall thereafter have no further rights with respect to the Prior Options or the agreements evidencing such options.

b. Effective as of the Grant Date, the Company shall grant Stock Options to Executive as described below.

1.Number of Shares. Executive shall be granted Stock Options for a number of the Company’s Class A common shares equal to the quotient of (i) $10,000,000, divided by (ii) the

“Average Share Price” (which is the aggregate price that Executive paid to acquire the Shares, divided by the number of Shares acquired), with such result rounded down to the nearest whole share.

     2. Exercise Price. The exercise price per share of the Stock Options shall be equal to the higher of (i) the closing price of the Company’s Class A common shares on the Grant Date, as reported in the Wall Street Journal (the “Grant Date Closing Price”), or (ii) the Average Share Price.

B. Time Vesting Options: 12.5% of the Stock Options shall vest on each of December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011 (aggregating 50% of the Stock Options) if Executive is employed by the Company and in good standing as of such respective dates.

C. Performance Vesting Options:

a.  An additional 12.5% of the Stock Options shall provisionally vest on each of December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011 (aggregating the remaining 50% of the Stock Options (the “Performance Stock Options”)) if, in addition to the criteria described below, on such dates Executive is employed by the Company and in good standing. The number of provisionally vested Performance Stock Options in respect to a calendar year that shall vest conclusively shall be determined by multiplying the number of such provisionally vested Performance Stock Options by a fraction, the numerator of which fraction shall equal the excess over 90 of the Trued-Up Performance Score for the Target Year inclusive of the date on which such Performance Stock Options provisionally vested (capped at ten for this purpose) and the denominator of which fraction shall equal ten.

b. Provisionally vested Performance Stock Options shall become exercisable only in the event such options become conclusively vested as verified by the Company’s independent auditors and confirmed by the Board.

D. Special Vesting of Options, Restricted Shares and Retained Cash Bonus:

a.  Notwithstanding paragraph a. of Section C (immediately preceding), all provisionally vested Performance Stock Options shall vest conclusively (and thereafter be exercisable) as of the 120th day following a two-year consecutive period of either calendar years (i) 2010 and 2011 or (ii) calendar years 2011 and 2012 if:

1.  the Company’s return on equity (determined in accordance with GAAP) and the Company’s percentage increase in gross written premiums (over the relevant preceding year) exceeded the return on equity (determined in accordance with GAAP) and the percentage increase in gross written premiums (over the relevant preceding year), of more than 50% of the Peer Group (as hereafter defined), as determined by the Board in its discretion within 120 days after the close of the relevant two-year period. The Board, in its sole discretion, may make such adjustments to the determination required by this paragraph as it deems appropriate to account for unanticipated and/or extraordinary matters affecting the Company’s or Peer Group members’ results; and

2.  Executive was employed by the Company and in good standing on (i) December 31 of each year in which the Company’s performance satisfied the conditions of paragraph 1 (immediately preceding) and (ii) the date on which the relevant Board determination was made.

Example: If the Company’s return on equity for 2010 of 15% exceeded the median return on equity for the Peer Group of 12%, the Company’s return on equity for 2011 of 18% exceeded the median return on equity for the

Peer Group of 15%, the Company’s increase in gross written premiums for 2010 of 5% exceeded the median increase for the Peer Group of 3%, and the Company’s increase in gross written premiums for 2011 of 8% exceeded the median increase for the Peer Group of 7%, then all necessary targets will have been achieved and all provisionally vested Performance Options may be conclusively vested, subject to Executive being employed in good standing on the required dates.

3.  For purposes of paragraph 1 of this Section D, the “Peer Group” shall consist of W.R. Berkley Corporation (BER), RLI Corporation (RLI), James River Group, Inc. (JRVR), Navigators Insurance Group (NAVG), Philadelphia Consolidated Group (PHLY), Markel Corporation (MKL), HCC Insurance Holdings, Inc. (HCC), Argonaut Group (AGII) and NYMAGIC, Inc. (NYM). The companies constituting the Peer Group may be modified by the Board from time to time in its discretion so as to take into account new competitive entrants to the Company’s market niche, the departure of companies from the Company’s market niche, as well as mergers, acquisitions and other changes affecting companies included in the Peer Group.

b.  Notwithstanding any other provision of this Agreement, upon the consummation of a Change of Control (as defined below), if Executive is then employed by the Company in good standing and has not given notice of resignation, all unvested and provisionally vested Stock Options and all unvested Restricted Shares shall vest conclusively (and thereafter become exercisable) and Executive shall be paid any then outstanding Paid Cash Bonus and Retained Cash Bonus (without being subject to any true-up adjustments provided for herein if the Company’s publicly traded shares appreciated in value by a 15% or greater annual compounded rate (over the period from August 15, 2007 through the date of the Change of Control), as measured by the comparison of the

Average Share Price to the closing price on the date of the consummation of the Change of Control (as reported in the Wall Street Journal). In determining such compounded rate of the Company’s publicly traded shares for purposes of this paragraph, the Board shall give appropriate credit to dividends and other distributions made in respect to the Company’s shares to all shareholders as well as other relevant items (such as stock splits).

c. For purposes of this Section D:

1.  A “Change of Control” shall mean (i) the acquisition of all or substantially all of the Company’s assets by an Unaffiliated Person, (ii) a merger, consolidation, statutory share exchange or similar form of corporate transaction after which the resulting entity is controlled by an Unaffiliated Person, or (iii) the acquisition by an Unaffiliated Person of sufficient voting shares of the Company to cause the election of a majority of the Company’s Directors.

2.  “Unaffiliated Person” shall mean a “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as such term is used in Section 13(d)(3) and 14(d)(2) of such Act) or a group of “persons” which is not an Affiliate of Fox Paine & Company, LLC (“Fox Paine”), the members thereof, or Fox Paine Capital Fund II, L.P.

E. Shareholding Guidelines. In addition to any other transfer restrictions contained herein, beginning as of January 1, 2010 and for the remainder of the Term, Executive shall be obligated at all times to hold shares in the Company with a value of no less than two times his “Annual Compensation” (as defined below) (or if less, the aggregate value of the shares if any acquired by Executive based on his agreement with the Chairman, any shares which he has been granted pursuant to this Agreement and any vested “in the money” Time Vesting Options which he has been granted pursuant to this Agreement), or such higher amount as may be required by the Board pursuant to share ownership guidelines adopted with respect to the Company’s senior executive team. Such value shall include vested and exercisable “in the money” share options, assuming their exercise for the underlying shares. For purposes of this Section E, “Annual Compensation” shall be the Base Salary plus the Annual Bonus payable upon the achievement of a Performance Score of 100 and all applicable milestones and goals (including any retained portion of the Annual Bonus but excluding all tax liability payments).

F. Equity Agreements. Any restricted shares or options which are granted pursuant to this Agreement shall be granted pursuant to the restricted share and share option agreements attached as Exhibits A, B and C hereto, and any grants hereunder shall be conditioned on (i) Executive’s execution of such agreements; and (ii) the Company’s shareholder-approved, publicly-filed equity compensation plan, i.e., its Share Incentive Plan, as such plan may be amended from time to time (or any successor thereto).

Compliance with Section 409A:	The parties have attempted in good faith to structure this Agreement to comply with or be exempt from Section 409A of the Code and the regulations and guidance relating thereto (“Section 409A”). Therefore, notwithstanding any provision to the contrary in the Agreement, if Executive is deemed at the time of his “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed payment of any portion of the payments to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Termination:	The Board may, in its absolute discretion, terminate Executive’s employment with the Company at any time prior to the expiration of the Term, with or without Cause, upon three full calendar months’ written notice (in which event Executive shall receive accrued and unpaid Base Salary through the termination date) and during such three-month period the Company may request that Executive resign his officerships and direct Executive to perform only those services (if any) it determines are necessary. If Executive’s employment terminates as a result of his death or “Disability” (such Disability occurring when a licensed physician selected by the Company determines that Executive is disabled and Executive is unable to perform or complete his duties under this Agreement for a period of 180 consecutive days or 180 days within any twelve-month period), Executive or his successors shall receive accrued and unpaid Base Salary through to the termination date. In the event Executive’s employment with the Company is terminated by the Company without Cause or as a result of a resignation by the Executive for Good Reason, Executive shall receive from the Company the salary amounts payable pursuant to the second sentence of the “Base Salary” paragraph of the “Annual Compensation” Section hereof, continued benefits as provided in the “Employee Benefits/Expenses” Section hereof, and continued vesting in any equity awarded as provided in this Agreement, provided that such payments, benefits and vesting shall be conditioned on (i) Executive executing a general release in favor of the Company, its Directors, and employees, Fox Paine, and its members and employees, and all Affiliates of each of the foregoing no later than fifty (50) days after the termination date (and not revoking such release), (ii) Executive remaining in compliance with all of his Post-Termination Obligations, and (iii) the Company determining that it did not have Cause to terminate Executive while he was employed. Executive may terminate his employment with the Company at any time without Good Reason upon written notice to the Chairman of at least three full calendar months (and upon such notice the Company may elect to terminate Executive without any further payment obligations whatsoever as if Executive was terminated with Cause). Any termination of Executive’s employment with the Company by the Executive for Good Reason shall be upon thirty (30) days’ advance written notice and subject to the cure and other provisions related to “Good Reason” as set forth in the “Cause/Good Reason” section below.

Cause / Good Reason:	“Cause” shall mean (i) the engaging by Executive in malfeasance, fraud, dishonesty or gross misconduct adverse to the interests of the Company or its Affiliates, (ii) the material violation by Executive of any of the covenants hereof or other provisions of this Agreement after notice from the Company and a failure to cure such violation within 10 days of said notice (to the extent the Board reasonably determines such violation is curable and subject to notice), (iii) a breach by Executive of any representation or warranty contained herein, (iv) the Board’s determination that Executive has exhibited incompetence or gross negligence in the performance of his duties hereunder, (v) receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Company requiring termination or removal of Executive, (vi) Executive being charged with a felony or other crime involving moral turpitude, or (vii) Executive substantially failing to perform his duties hereunder after notice from the Company and failure to cure such non-performance within 10 days of said notice (to the extent the Board reasonably determines such failure to perform is curable and subject to notice) or violating any material Company policies, including, without limitation, the Company’s corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all Company employees or senior executives.

“Good Reason” shall mean a willful and substantial reduction in Executive’s material responsibilities and reporting as provided for in the “Responsibilities” and “Reporting” Sections of this Agreement which remains uncured for thirty (30) days after written notice thereof is provided by Executive to the Company setting forth in reasonable detail the alleged reduction at issue; provided that Executive must provide such written notice within ten (10) days of the event allegedly giving rise to Good Reason or such alleged event shall not provide a basis for such notice; provided further that (i) “dotted-line” or dual reporting to the Chairman by any Company or Company Affiliate executive shall not constitute Good Reason and (ii) a modification as to whom Executive shall report resulting from a Change of Control shall not constitute Good Reason.

Covenants:	As consideration for the payments made and equity awarded pursuant to this Agreement, along with other good and valuable consideration, including, without limitation, the trade secrets provided to Executive in connection with the performance of his duties, Executive agrees and acknowledges that he will be bound by the restrictive covenants set forth on Schedule I hereof.

Policies:	Executive covenants and agrees to be subject to the policies applicable to a senior executive of the Company, including without limitation the Company’s corporate governance rules, procedures, and policies as may be adopted by the Board from time to time.

Miscellaneous:	Executive represents that he is not a party to any agreement or arrangement that would limit in any manner his ability to perform the duties contemplated hereunder and that he will not use any confidential information belonging to his previous employer(s) in the performance of his duties hereunder. The Company may set-off against or otherwise deduct from any amounts owed or due Executive or Company shares or options in respect of Company shares held by Executive if and to the extent that Executive is in default in respect of amounts he is obligated to pay to the Company (or any Company Affiliate).

Binding Agreement:	The obligations of Executive under this Agreement will continue after the termination of his employment with the Company for any reason, to the extent provided herein, and will be binding on his heirs, executors, and legal representatives.

Assignment:	This Agreement shall not be assignable by Executive. This Agreement is assignable by the Company to an Affiliate. The rights and obligations hereunder shall be binding upon and take effect for the benefit of any successor in interest of the Company created by merger, reorganization, sale of assets, assignment or otherwise, and the Company shall use commercially reasonable efforts to obtain an assumption agreement with respect to this Agreement from such successor.

Indemnity:	The Company shall, as provided for by its by-laws and charter, defend and indemnify Executive. The Company shall also include Executive in the coverage provisions of the directors and officers liability insurance policy that it maintains for its Directors and officers, including any applicable tail coverage that it provides to its current and former Directors, as may be applicable.

Board Approval:	This Agreement is subject to the approval of the Board and its Compensation Committee. Only upon such approval and the manual execution hereof by Executive and the Chairman shall the Agreement become a legally binding agreement of the Company and Executive.

Governing Law:	Executive and the Company agree that, due to the Company’s significant and ongoing contacts and business relationships (including its listing on NASDAQ) with the State of New York, this Agreement shall be governed by and construed in accordance with the laws of such state, without reference to principles of conflict of laws of that jurisdiction or any other jurisdiction.

Arbitration:	All disputes between the Company and Executive or between Executive and any Affiliate shall be resolved by binding confidential arbitration in front of a single arbitrator in Philadelphia, Pennsylvania, United States conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. The Company, its Affiliates and Executive agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in arbitration. The Company (or its Affiliate) shall pay the costs and fees of the arbitrator and appeal arbitrators. The Company (or its Affiliate) and Executive shall each bear its own respective costs, including attorney’s fees (and there shall not be any award of attorney’s fees). Judgment on the award rendered in such arbitration may be entered in any court having jurisdiction. Notwithstanding the foregoing, the Company and its Affiliates reserve the right to obtain judicial injunctive relief arising in connection with a prospective violation by Executive of the provisions hereof relating to non-competition, non-solicitation, or Company Confidential Information and any claim or cause of action which Executive has against the Company or Affiliates shall not be a bar or defense to the granting of such relief. In the event the Company and/or its Affiliates seek judicial injunctive relief arising in connection with an actual or threatened violation by Executive of the provisions hereof relating to non-competition, non-solicitation, or Company Confidential Information, the Company will be entitled to all attorney’s fees and all costs and disbursements incurred by the Company in enforcing any actual and/or threatened violation.

Affiliates/ company affiliates:	The term “Affiliate(s)” includes: (i) the Company and any person or entity controlled by, or under common control with, the Company; (ii) all current and former Directors; (iii) Fox Paine, Fox Paine Capital Fund II, L.P., and Fox Paine Capital Fund International II, L.P.; and (iv) each of such entities’ members, shareholders, partners, and employees.

The term “Company Affiliate(s)” includes only the Company and any person or entity controlled by the Company.

Integration:	This writing supersedes and integrates all prior promises, representations, offers, contracts, and agreements between the Company or any Affiliate and Executive and among Executive and Fox Paine, Saul Fox, or any Affiliate of the foregoing. This letter may not be amended except in a writing which is manually executed by Executive and Saul Fox and approved by the Board.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on February 5, 2008.

UNITED AMERICA INDEMNITY, LTD.

By

	Saul A. Fox	LARRY A. FRAKES
Chairman of the Board

Schedule I
Covenants of Executive
1)	Non-Competition. Executive covenants and agrees that during his employment with the Company, and for a period of eighteen (18) months following the termination of such employment for any reason, Executive shall not directly or indirectly, own, manage, operate, participate in, be employed by, associate with, advise (as a consultant or otherwise), engage in or otherwise have an interest in any business competing with the insurance or reinsurance businesses of the Company or its Affiliates within any geographical area in which the Companies or its Affiliates engage in such businesses Notwithstanding the foregoing, it shall not be a violation of Executive’s obligations pursuant to this paragraph for Executive to hold publicly-traded securities of his former employer or one percent or less of the outstanding publicly-traded securities of a different company.
2)	Non-Solicitation/Non-Interference. Executive covenants and agrees that during his employment with the Company, and for a period of eighteen (18) months following the termination of such employment for any reason, he shall not (i) directly, indirectly, or assist another to solicit, to endeavor to entice away from the Company or its Affiliates, or to induce (or attempt to induce) or to accept business from any Producer or Producers (as those terms are defined below), customers, clients or accounts who have engaged in any business with the Company or its Affiliates within the twelve-month period preceding the end of the Executive’s employment with Company; (ii) directly, indirectly, or assist another to engage in any conduct that interferes or is intended to interfere with the relationship between the Company and/or its Affiliates and any Producers, customers, clients or accounts; or (iii) directly or indirectly, by himself, or by being associated with, employed by, or in business with any business entity or individual who, or directly or indirectly hire(s), attempt(s) to hire, solicit(s), or induce(s) any employee of the Company or its Affiliates, including anyone so employed within the twelve-month period prior to his termination of employment, to either (x) terminate such employment with the Company or its Affiliate or (y) associate with, be employed by, or join in business with any other Person operating in the property and casualty insurance industry. The term “Producer” or “Producer(s)” includes managing general agents, wholesale general agents, and other producers or wholesale distributors, retail distributors, or other distributors of property and casualty insurance business underwritten by the Company.
3)	Confidential Information. Executive covenants and agrees not to, during or after his employment with the Company (i) disclose, in whole or in part, any “Company Confidential Information” (as defined below) to any Person unless authorized in writing to do so by the Company or required by law or (ii) use any Company Confidential Information for his own purpose or for the benefit of any Person other than the Company, except in the proper performance of his duties as instructed or approved by the Company in writing.
The term “Company Confidential Information” means the knowledge and information acquired by Executive concerning the Company’s and its Affiliates’ confidential and proprietary information regarding business plans, software, formatting, programs, client prospects, client lists, supplier and vendor information, client contacts, client information and data, market data, marketing plans, data processing systems and information contained therein, products, proposals to clients and potential clients, account reports, plans, studies, underwriting policies and practices, pricing information, loss experience information, competitive information, price lists, financial statements and records, files and other trade secrets, know-how, or other private, confidential or proprietary information of or about the Company or its Affiliates which is not already available to the public or known generally in the industry. The term “Company Confidential Information” shall not include (x) information in the public domain or generally known in the industry (unless Executive is responsible, directly or indirectly, for such Company Confidential Information entering the public domain or becoming known in the industry without the Company’s consent), (y) information and know-how derived or known by Executive from experience in the industry generally and not specific to the Company, or (z) information disclosed by the Company to third parties without any duty or obligation of confidentiality or non-disclosure.
4)	Work for Hire. All original works of authorship which have been or are made by Executive within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works for hire” and the Company or its designee shall own all rights therein.
5)	Assignment of Invention. Executive shall disclose promptly in writing to the Company, all inventions, including discoveries, concepts and ideas, patentable or not, hereafter made or conceived solely or jointly by Executive during employment with the Company (or its Affiliates), or within six months after the termination of Executive’s employment, if based on or related to proprietary information of the Company or its Affiliates known by Executive, provided such invention, discovery, concepts and ideas relate in some manner to the business or activities of the Company. Executive agrees that in connection with any invention covered by this paragraph, Executive shall, on request of the Company, promptly execute a specific assignment of title to the Company or its Affiliates and do anything else reasonably necessary to enable the Company or its Affiliates to secure a patent therefor in the United States and foreign countries.
6)	Cooperation. Executive agrees to be available to the Company from time to time to answer questions or provide information relating to Company matters that he worked on during his employment at the Company or its Affiliates for a period of six months following his termination of employment for any reason (the “Cooperation Period”). The Company shall make reasonable efforts to minimize any burden placed on Executive during the Cooperation Period and shall not unreasonably interfere in Executive’s obligations to any subsequent employer. In the event that Executive would reasonably be required to incur any cost or expense to communicate with the Company or travel to any location requested by the Company, the Company shall advance any such travel or other costs reasonably incurred by Executive to comply with and perform his obligations during the Cooperation Period.

7)	Acknowledgment. Executive acknowledges and agrees that the terms of these covenants: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on Executive; and (iv) are not injurious to the public. Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of these covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Executive consents and agrees that if he commits any such breach or threatens to commit any breach, the Company shall (at its election and notwithstanding the Arbitration provision hereof) be entitled to temporary, preliminary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. All references to the Company in this paragraph shall include its Affiliates. Executive further agrees that the Company will be entitled to all attorney’s fees and all costs and disbursements incurred by the Company in enforcing any actual and/or threatened breach of any of the provisions in this Schedule I (“Covenants of the Executive”).

Schedule II
[Example of Accident Year True-Up Provisions]

Schedule II

UAI CEO Employment Agreement	Year Ended	2007 Payout on	Year Ended	2008 Payout on	Year Ended	2009 Payout on	Year Ended	2010 Payout on	Year Ended	2011 Payout on	Year Ended	2012 Payout on	Year Ended	2013 Payout on
Retained Cash Bonus True-up Example	2007	Mar./Apr. 2008 (1)	2008	Mar./Apr. 2009	2009	Mar./Apr. 2010	2010	Mar./Apr. 2011 (13)	2011	Mar./Apr. 2012	2012	Mar./Apr. 2013	2013	Mar./Apr. 2014

Projected Consolidated Net Income Per Share — (Accident Year Basis)	$2.30		$2.53		$2.78		$3.06		$3.37		$3.70		$4.07
Actual Consolidated Net Income Per Share — (Accident Year Basis)	$2.30		$2.67		$2.50		$3.34		$3.40		$3.65		$4.08
Performance Score — Section A.b	100.0%		105.5%		90.0%		109.1%		101.0%		98.5%		100.1%

Bonus Components:
Section B.(a) bonus (2)	500,000		775,000		—		955,000		550,000		425,000		505,000
Section B.(b) bonus (3)	1,000,000		1,000,000		—		1,000,000		1,000,000		700,000		1,000,000

Payment for Tax liability on restricted share vesting (12) — Section B.c		—		46,250		92,500		92,500		154,167		169,584		185,000
Annual Bonus		1,500,000		1,821,250	—	92,500		2,047,500		1,704,167		1,294,584		1,690,000

Paid in Restricted Stock (4) — Section C	(500,000)	500,000	(500,000)	500,000	—	—	(500,000)	500,000	(500,000)	500,000	(500,000)	500,000	(500,000)	500,000

Annual Bonus Cash Portion (without regard to tax liability payments) — Section D	1,000,000		1,275,000		—		1,455,000		1,050,000		625,000		1,005,000
Paid Cash Bonus — Section D.a	500,000	500,000	637,500	637,500	—	—	727,500	727,500	525,000	525,000	312,500	312,500	502,500	502,500
Retained Cash Bonus — Section D.b	500,000		637,500		—	—	727,500		525,000		312,500		502,500

								2007 Payout on		2008 Payout on		2009 Payout on		2010 Payout on
Accident Year Performance Score True-Up							2007	April 15, 2011 (6)	2008	April 15, 2012	2009	April 15, 2013	2010	April 15, 2014
Trued-up Performance Score — Section E.a							97.0%		99.0%		98.0%		102.0%
Recalculated Section B.(a) Bonus							350,000		450,000		400,000		600,000
Recalculated Section B.(b) Bonus							400,000		800,000		600,000		1,000,000

Total recalculated Annual Bonus (without regard to tax liability payments)							750,000		1,250,000		1,000,000		1,600,000
Less: Restricted Stock component (5)							(500,000)		(500,000)		(500,000)		(500,000)

Trued Up Annual Bonus Cash Portion — Section E.a							250,000		750,000		500,000		1,100,000
Excess of Trued-Up Annual Bonus Cash Portion over originally determined Annual Bonus Cash Portion — Section E.b or Section E.d							(750,000)		(525,000)		500,000		(355,000)
Retained Cash Bonus for Target Year — Section E.b.2							500,000		637,500		—		727,500
Excess + Retained Cash Bonus for Target Year— Sections E.b.1 and 2 or Section E.d (9)							(250,000)		112,500	112,500	500,000	500,000	372,500	372,500
Deemed Investment Return (10) — Section E.b.3								—	17,733	17,733	78,813	78,813	58,715	58,715
Payment for Tax liability on restricted share vesting (11) — Section B.c		—		46,250		92,500		92,500		154,167		169,584		185,000
Total Bonus Paid or Awarded (8)		$1,000,000		$1,183,750		$92,500		$1,320,000		$1,309,400		$1,560,896		$1,618,716

Cumulative Retained Cash Bonus (7):
Cumulative Retained Cash Bonus as of the Prior Year	—	—	500,000	1,137,500	1,137,500	1,137,500	1,137,500	1,115,000	1,115,000	1,115,000	1,002,500	1,315,000	1,315,000	1,462,500
Current Year Retained Cash Bonus	500,000	500,000	637,500	—	—	—	727,500	—	525,000	—	312,500	—	502,500	—
Retained Cash Bonus which is paid out (E.b or E.d) or used to reduce other held Retained Cash Bonues (E.d)	—	—	—	—	—	—	(750,000)		(525,000)	(112,500)	—	—	(355,000)	(372,500)

Cumulative Retained Cash Bonus (7)	500,000	500,000	1,137,500	1,137,500	1,137,500	1,137,500	1,115,000	1,115,000	1,115,000	1,002,500	1,315,000	1,315,000	1,462,500	1,090,000

Restricted Stock Vesting Schedule (12)
2007 (Granted on March 15, 2008)		—		125,000		125,000		125,000		125,000
2008 (Granted on March 15, 2009)				—		125,000		125,000		125,000		125,000
2009 no shares granted due to original performance score of 90%						—		—		—		—
2010 (Granted on March 15, 2011) (13)								—		166,667		166,667		166,667
2011 (Granted on March 15, 2012)										—		166,667		166,667
2012 (Granted on March 15, 2013)												—		166,667
2013 (Granted on March 15, 2014)														—

Value of shares vesting per calendar year		—		125,000		250,000		250,000		416,667		458,334		500,001

(1)	Restricted stock grant is made as of March 15. Paid Cash Bonus is made within 30 days of the Board’s determination, which is due within 75 days of the start of the year.

(2)	(Performance Score -90)x50,000

(3)	(Performance Score <=100-95)x200,000

(4)	Full $500,000 payment assumes goals/milestones fully achieved.

(5)	Restricted stock component is deducted because it is not impacted by true-up feature.

(6)	Retained Cash Bonus is paid within 45 days of completion of audited financial statements, which are expected on March 1.

(7)	Cumulative Retained Cash Bonus equals annual Retained Cash Bonus, less payouts of retained bonus or deficits after the true-up period has ended.

(8)	Calendar year bonus paid consists of restricted stock and 50% of Target Year Annual Cash Bonus, plus payout of trued-up remainder for the Target Year close out scheduled for that year.

(9)	The Retained Cash Bonus for 2007 upon true-up was depleted, and therefore no Retained Cash Bonus is paid, and the remaining deficit is netted against the cumulative Retained Cash Bonus.

(10)	CEO earns interest on the Retained Cash Bonus at the invested asset earned rate of the Company over the 3-year period.

For purposes of this example, a 5% return on invested assets is assumed.

(11)	As per the employment contract, the CEO receives cash funding of the tax liability generated by the scheduled vesting of his restricted stock shares.

A 37% effective tax rate (assuming a PA/non-Phila - resident (35% federal, 3.07% state)) has been used for the purpose of this example.

(12)	Assumes flat share value over vesting period.

(13)	Payments and grants in 2011 and thereafter are based on CEO/Company reaching agreement on continued employment.

True-ups for 2011 and beyond are not shown.

Schedule III
[Schedule of Share Purchases by Executive Through the Date of the Agreement]

	Number of
	Shares		Total Amount
Date	Purchased	Price Per Share	Paid
August 15, 2007	15,000	$19.73	$295,950
November 8, 2007	19,000	$20.63	$391,970
December 3, 2007	10,200	$19.59	$199,818
December 12, 2007	5,800	$19.79	$114,762
Total/Average	50,000	$20.0466	$1,002,330

Exhibit A
TIME VESTING SHARE OPTION AGREEMENT
     TIME VESTING SHARE OPTION AGREEMENT (“Agreement”) dated as of                     , 200__ (the “Grant Date”), by and between United America Indemnity, Ltd., a Cayman Islands exempted company with limited liability whose office is located c/o Walkers SPV Limited, Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Company”), and Larry A. Frakes (the “Participant”).
     WHEREAS, pursuant to the United America Indemnity, Ltd. Share Incentive Plan (the “Plan”), the Committee (as defined in the Plan) has decided to award share options on the terms and conditions set forth in this Agreement.
     WHEREAS, these Options are granted to the Participant in accordance with the Amended and Restated Employment Agreement of [date], by and between the Company and the Participant (the “Employment Agreement”).
     NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
1. Definitions.
     As used in this Agreement, the following terms shall have the meanings ascribed to them below. Any capitalized term used in this Agreement and not defined herein shall have the meaning ascribed to it in the Plan.
     “Acquisition” shall have the meaning set forth in Section 6.3.
     “Change of Control” shall have the meaning set forth in the Employment Agreement.
     “Class A Common Shares” shall mean the Class A common shares, par value $0.0001 per share, of the Company, subject to adjustment pursuant to the third paragraph of Section 3 of the Plan under certain circumstances.
     “Exercise Price” shall have the meaning set forth in Section 2.2, subject to adjustment pursuant to the third paragraph of Section 3 of the Plan.
     “Grant Date” shall have the meaning set forth in Section 2.1.
     “Options” shall have the meaning set forth in Section 2.1.
     In addition, certain other terms used herein have definitions otherwise ascribed to them herein.

2. Grant and Terms of Options.
     2.1 Grant of Options. The Company hereby grants to the Participant as of the Grant Date [ ] Nonqualified Stock Options (the “Options” or “Time Vesting Options”) to purchase one Class A Common Share per Option on the terms and conditions set forth below, and in reliance upon the representations and covenants of the Participant set forth below. Unless sooner exercised or cancelled as provided for in the Plan or this Agreement, the Options shall expire on the tenth anniversary of the date of this Agreement.
     2.2 Exercise Price. The Exercise Price of the Options is $[ ] per Class A Common Share subject thereto.
     2.3 Vesting and Exercisability.
          (a) Subject to the terms and conditions herein, the Options shall vest and become exercisable according to the following schedule:

Percent of Total Time Vesting Option
Date of Vesting	Grant Vested
[ ]	25%
[ ]	50%
[ ]	75%
[ ]	100%
     Options that are exercisable may be exercised by the Participant only in accordance with the terms of the Plan, this Agreement and the Employment Agreement, subject to the termination, expiration, cancellation, lapsing and other provisions contained in each such document.
          (b) Notwithstanding anything to the contrary in Section 2.3(a), if the Participant is employed by the Company and in good standing at the time of a Change of Control, the Options (or a portion thereof) may accelerate so as to vest and become exercisable in accordance with the terms of the Employment Agreement, if so provided under the Employment Agreement.
3. Expiration and Cancellation.
          3.1 Termination of Employment. Upon termination of Employment for any reason (including Cause), vesting ceases, the term of unvested Options lapses and such unvested Options will expire immediately. If the Participant’s Employment terminates for Cause, vested Options will also expire immediately. If the Participant’s Employment terminates for any reason other than for Cause (including as a result of the Participant’s resignation), the Options shall expire on the earlier of the following occasions:

(i)	the expiration date determined pursuant to Section 2.1; or

(ii)	the date 90 days after the termination of the Participant’s Employment.
          The Participant may exercise all or part of the Options at any time before its expiration under this Section 3.1, but only to the extent that the Options have vested and become exercisable before the Participant’s Employment terminated. In the event that the Participant dies after termination of Employment, but before the expiration of the Options, all of the Options may be exercised (prior to expiration) by the executors or administrators of the Participant’s estate by any person who has acquired the Options directly from the Participant by beneficiary designation, bequest or inheritance, but only to the extent that the Options have vested and become exercisable before the Participant’s Employment terminated.
          3.2 Cancellation. In the event the Participant (i) violates any covenant provided in the Employment Agreement or (ii) is terminated for Cause (as defined subclauses (ii) and (vii) of the “Cause” clause of the Employment Agreement) (a “Forfeiture Event”), all Options will be cancelled, Class A Common shares acquired upon the previous exercise of any Options (“Option Shares”) will be subject to repurchase by the Company at the lower of the Exercise Price or fair market value, and the Company shall be entitled to repayment by the Participant of any Award Gain (as defined below) realized as a result of any exercise of any Options or any sale of Option Shares. If the Participant resigns from employment with the Company or any of its Affiliates, and if the Company or one of its Affiliates later determines that, while still employed, he had committed acts that justified termination for Cause (as defined sub-clauses (ii) and (vii) of the “Cause” clause of the Employment Agreement), then these cancellation and repurchase rights shall apply.
          (a) Company Repurchase of Shares. Payment with respect to any repurchase of Option Shares by the Company from the Participant shall take the form of a three-year note from the Company or its designee, accruing interest at the lowest then applicable rate mandated by U.S. law, with the principal and interest due on the third anniversary of the date of purchase (or such later date as may be necessary to permit the Company or its designee to comply with any applicable borrowing covenants affecting its payment obligations), and shall be reduced to reflect any outstanding liabilities of the Participant to the Company or its Affiliates. The Participant promptly shall take all appropriate and necessary action to facilitate the Company’s purchase of such equity, including the prompt delivery to the Company (or its designee) of all share certificates or other documents that the Company may request.
          (b) Recovery of Award Gain.
     1. The term “Award Gain” shall mean (I) in respect of a given options exercise, the product of (X) the Fair Market Value per Option Share at the date of such exercise (without regard to any subsequent change in the market price of such Option Share) minus the Exercise Price times (Y) the number of Option Shares as to which the Options were exercised at that date, and (II) in respect of any sale of Option Shares, the value of any cash or the fair market value of the Option Shares or property paid or payable to the Participant less any cash or the fair market value of any Option Shares or property (other than Option Shares or Options which would have been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company (or its designee) as a condition or in connection with the acquisition of such Option Shares or amount otherwise included in subclause (I) above.
     2. The Participant will be obligated to repay to the Company (or its designee), in cash, within ten (10) business days after demand is made therefor, by the Company (or its designee), the total amount of Award Gain realized by the Participant (I) upon each exercise of the Options that occurred on or after (A) the date that is six (6) months prior to the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six (6) months prior to the date that the Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed, or (II) upon any sale, transfer or other disposition of the Option Shares.
     (c) Should the Company and/or its Affiliates be required to seek judicial relief to compel the Participant to comply with the provisions of Section 3.2, the Company and/or its Affiliates shall be entitled to recover their attorneys’ fees and costs incurred in doing so from the Participant.
4. Transferability of Plan Shares and Options.
     The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any Options, except as hereinafter provided in Section 6.1 and in accordance with the Articles of Association of the Company.
5. Participant’s Representations, Warranties and Agreements.
     In connection with the exercise of any Options, the Participant shall make to the Company, in writing, such representations, warranties and agreements in connection with such exercise and investment in Class A Common Shares as the Committee shall reasonably request.
6. Successors.
          6.1 This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be transferable by the Participant otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order (as defined in the Code) or (iii) pursuant to a gift to the Participant’s spouse, children, grandchildren or other living descendants, whether directly or indirectly or by means of a trust, partnership, limited liability company or otherwise. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
          6.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          6.3 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, scheme of arrangement or otherwise (an “Acquisition”)) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place (or by substituting for such Options new options, based upon the shares of such successor, having an aggregate spread between the Fair Market Value of the underlying shares and the Exercise Price thereof, and the same term, immediately after such substitution, equal to the spread on, and the term of, such Options immediately before such substitution but in any case subject to the same terms and conditions, including those applicable to vesting and exercise, as may otherwise be applicable to the Options granted by the Company), and the Participant hereby agrees to such assumption (or substitution); provided, however, that the Company or such successor may, at its option, at the time of or promptly after such Acquisition, terminate all of its obligations hereunder with respect to the Options by paying to the Participant or the Participant’s successors or assigns an amount equal to the product of (i) the number of Options and (ii) the Fair Market Value per share of the shares underlying such Options at the time of such Acquisition less the amount of such Options’ Exercise Price (but not in excess of such Fair Market Value per share), in either case, in exchange for the Participant’s Options. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
7. Miscellaneous.
          7.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          7.2 Plan Shares may bear legends to the extent the Committee or the Board determines it to be necessary or appropriate.
          7.3 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed if to the Participant, at the address set forth on the signature page hereto, and if to the Company: United America Indemnity, Ltd., c/o Walkers SPV Limited, Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, Attention: General Counsel, or to such other addresses as either party furnishes to the other in writing in accordance with this Section 7.3. Notices and communications shall be effective when actually received by the addressee.
          7.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          7.5 No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, foreign or other income tax purposes with respect to any Options, the Participant shall pay to the Company, or if appropriate, any of its

Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local, foreign or other taxes of any kind required by law to be withheld with respect to such amount. If approved by the Committee, withholding obligations may be settled with Class A Common Shares, including Class A Common Shares that are part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Class A Common Shares.
          7.6 The Participant’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
          7.8 The Options are granted pursuant to the Plan which is incorporated herein by reference and the Options shall, except as otherwise expressly provided herein, be governed by the terms thereof. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Participant and the Company each acknowledges that this Agreement (together with the Plan and the other agreements referred to herein and therein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof; provided, however, that the Employment Agreement shall control in the event of any conflict between the Employment Agreement and this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
UNITED AMERICA INDEMNITY, LTD.

By:		By:
	Title:		Larry A. Frakes
[Address]

Exhibit B
PERFORMANCE VESTING SHARE OPTION AGREEMENT
     PERFORMANCE VESTING SHARE OPTION AGREEMENT (“Agreement”) dated as of                     , 200___ (the “Grant Date”) by and between United America Indemnity, Ltd., a Cayman Islands exempted company with limited liability whose office is located c/o Walkers SPV Limited, Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Company”), and Larry A. Frakes (the “Participant”).
     WHEREAS, pursuant to the United America Indemnity, Ltd. Share Incentive Plan (the “Plan”), the Committee (as defined in the Plan) has decided to award share options on the terms and conditions set forth in this Agreement.
     WHEREAS, these Options are granted to the Participant in accordance with the Amended and Restated Employment Agreement of [date], by and between the Company and the Participant (the “Employment Agreement”).
     NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
     1. Definitions.
     As used in this Agreement, the following terms shall have the meanings ascribed to them below. Any capitalized term used in this Agreement and not defined herein shall have the meaning ascribed to it in the Plan.
     “Acquisition” shall have the meaning set forth in Section 6.3.
     “Change of Control” shall have the meaning set forth in the Employment Agreement.
     “Class A Common Shares” shall mean the Class A common shares, par value $0.0001 per share, of the Company, subject to adjustment pursuant to the third paragraph of Section 3 of the Plan, under certain circumstances.
     “Exercise Price” shall have the meaning set forth in Section 2.2, subject to adjustment pursuant to the third paragraph of Section 3 of the Plan.
     “Grant Date” shall have the meaning set forth in Section 2.1.
     “Options” shall have the meaning set forth in Section 2.1.
     In addition, certain other terms used herein have definitions otherwise ascribed to them herein.
     2. Grant and Terms of Options.

          2.1 Grant of Options. The Company hereby grants to the Participant as of the Grant Date [ ] Nonqualified Stock Options (the “Options”) to purchase one Class A Common Share per Option on the terms and conditions set forth below, and in reliance upon the representations and covenants of the Participant set forth below. Unless sooner exercised as provided for in the Plan or this Agreement, the Options shall expire on the tenth anniversary of the date of this Agreement.
          2.2 Exercise Price. The Exercise Price of the Options is $[ ] per Class A Common Share subject thereto.
          2.3 Vesting and Exercisability.
          (a) The Options shall vest as described in the Employment Agreement with the Company and once vested shall become exercisable to the extent provided for in the Employment Agreement. Options that are exercisable may be exercised by the Participant only in accordance with the terms of the Plan and this Agreement and Employment Agreement, subject to the termination, expiration, cancellation, lapsing and other provisions contained herein and in the Plan.
          (b) Notwithstanding anything to the contrary in Section 2.3(a), if the Participant is employed by the Company and in good standing at the time of a Change of Control, the Options (or a portion thereof) may accelerate so as to vest and become exercisable in accordance with the terms of the Employment Agreement, if so provided by the Employment Agreement.
     3. Expiration and Cancellation.
          3.1 Termination of Employment. Upon termination of Employment for any reason (including Cause), vesting ceases (other than with respect to Options that have vested provisionally as of such date of termination under the terms of the Employment Agreement), the term of unvested Options lapses and such unvested Options will expire immediately. If the Participant’s Employment terminates for Cause, vested Options will also expire immediately. If the Participant’s Employment terminates for any reason other than for Cause (including as a result of the Participant’s resignation), the Options shall expire on the earlier of the following occasions:
(i)	the expiration date determined pursuant to Section 2.1; or

(ii)	the date 90 days after the termination of the Participant’s Employment.
          The Participant may exercise all or part of the Options at any time before its expiration under this Section 3.1, but only to the extent that the Options have vested and become exercisable before the Participant’s Employment terminated. In the event that the Participant dies after termination of Employment, but before the expiration of the Options, all of the Options may be exercised (prior to expiration) by the executors or administrators of the Participant’s estate by any person who has acquired the Options directly from the Participant by beneficiary designation, bequest or inheritance, but only to the extent that the Options have vested and become exercisable before the Participant’s Employment terminated.

          3.2 Cancellation. In the event the Participant (i) violates any covenant provided in the Employment Agreement or (ii) is terminated for Cause (as defined subclauses (ii) and (vii) of the “Cause” clause of the Employment Agreement) (a “Forfeiture Event”), all Options will be cancelled, Class A Common shares acquired upon the previous exercise of any Options (“Option Shares”) will be subject to repurchase by the Company at the lower of the Exercise Price or fair market value, and the Company shall be entitled to repayment by the Participant of any Award Gain (as defined below) realized as a result of any exercise of any Options or any sale of Option Shares. If the Participant resigns from employment with the Company or any of its Affiliates, and if the Company or one of its Affiliates later determines that, while still employed, he had committed acts that justified termination for Cause (as defined sub-clauses (ii) and (vii) of the “Cause” clause of the Employment Agreement), then these cancellation and repurchase rights shall apply.
          (a) Company Repurchase of Shares. Payment with respect to any repurchase of Option Shares by the Company from the Participant shall take the form of a three-year note from the Company or its designee, accruing interest at the lowest then applicable rate mandated by U.S. law, with the principal and interest due on the third anniversary of the date of purchase (or such later date as may be necessary to permit the Company or its designee to comply with any applicable borrowing covenants affecting its payment obligations), and shall be reduced to reflect any outstanding liabilities of the Participant to the Company or its Affiliates. The Participant promptly shall take all appropriate and necessary action to facilitate the Company’s purchase of such equity, including the prompt delivery to the Company (or its designee) of all share certificates or other documents that the Company may request.
          (b) Recovery of Award Gain.
     1. The term “Award Gain” shall mean (I) in respect of a given options exercise, the product of (X) the Fair Market Value per Option Share at the date of such exercise (without regard to any subsequent change in the market price of such Option Share) minus the Exercise Price times (Y) the number of Option Shares as to which the Options were exercised at that date, and (II) in respect of any sale of Option Shares, the value of any cash or the fair market value of the Option Shares or property paid or payable to the Participant less any cash or the fair market value of any Option Shares or property (other than Option Shares or Options which would have been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company (or its designee) as a condition or in connection with the acquisition of such Option Shares or amount otherwise included in subclause (I) above.
     2. The Participant will be obligated to repay to the Company (or its designee), in cash, within ten (10) business days after demand is made therefor, by the Company (or its designee), the total amount of Award Gain realized by the Participant (I) upon each exercise of the Options that occurred on or after (A) the date that is six (6) months prior to the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six (6) months prior to the date that the

Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed, or (II) upon any sale, transfer or other disposition of the Option Shares.
     (c) Should the Company and/or its Affiliates be required to seek judicial relief to compel the Participant to comply with the provisions of Section 3.2, the Company and/or its Affiliates shall be entitled to recover their attorneys’ fees and costs incurred in doing so from the Participant.
     4. Transferability of Plan Shares and Options.
     The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any Options, except as hereinafter provided in Section 6.1 and in accordance with the Articles of Association of the Company.
     5. Participant’s Representations, Warranties and Agreements.
     In connection with the exercise of any Options, the Participant shall make to the Company, in writing, such representations, warranties and agreements in connection with such exercise and investment in Class A Common Shares as the Committee shall reasonably request.
     6. Successors.
          6.1 This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be transferable by the Participant otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order (as defined in the Code) or (iii) pursuant to a gift to the Participant’s spouse, children, grandchildren or other living descendants, whether directly or indirectly or by means of a trust, partnership, limited liability company or otherwise. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
          6.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          6.3 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, scheme of arrangement or otherwise (an “Acquisition”)) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place (or by substituting for such Options new options, based upon the shares of such successor, having an aggregate spread between the Fair Market Value of the underlying shares and the Exercise Price thereof, and the same term, immediately after such substitution, equal to the spread on, and the term of, such Options immediately before such substitution but in any case subject to the same terms and conditions, including those applicable to vesting and exercise, as may otherwise be applicable to the Options granted by the Company), and the Participant hereby agrees to such assumption (or substitution); provided, however, that the Company or such successor may, at its option, at the time of or promptly after such Acquisition, terminate all of its obligations hereunder with respect to the Options by paying to the Participant or the Participant’s successors or assigns an amount equal to the product of (i) the number of Options and (ii) the Fair Market Value per share of the shares underlying such Options at the time of such Acquisition less the amount of such Options’

Exercise Price (but not in excess of such Fair Market Value per share), in either case, in exchange for the Participant’s Options. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
     7. Miscellaneous.
     7.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     7.2 Plan Shares may bear legends to the extent the Committee or the Board determines it to be necessary or appropriate.
     7.3 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed if to the Participant, at the address set forth on the signature page hereto, and if to the Company: United America Indemnity, Ltd., c/o Walkers SPV Limited, Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, Attention: General Counsel, or to such other addresses as either party furnishes to the other in writing in accordance with this Section 7.3. Notices and communications shall be effective when actually received by the addressee.
     7.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     7.5 No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, foreign or other income tax purposes with respect to any Options, the Participant shall pay to the Company, or if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local, foreign or other taxes of any kind required by law to be withheld with respect to such amount. If approved by the Committee, withholding obligations may be settled with Class A Common Shares, including Class A Common Shares that are part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Class A Common Shares.
     7.6 The Participant’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
     7.7 The Options are granted pursuant to the Plan which is incorporated herein by reference and the Options shall, except as otherwise expressly provided herein, be governed by the terms thereof. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Participant and the Company each acknowledges that this Agreement (together with the Plan and the other agreements referred to herein and therein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof; provided, however, that the Employment Agreement shall control in the event of any conflict between the Employment Agreement and this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
UNITED AMERICA INDEMNITY, LTD.

By:		By:
	Title:		Larry A. Frakes
[Address]

Exhibit C
RESTRICTED SHARE AGREEMENT
     THIS AGREEMENT, made as of the ___day of ___________, 200___(the “Grant Date”), by and between United America Indemnity, Ltd., a Cayman Islands exempted company with limited liability whose office is located c/o Walkers SPV Limited, Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Company”), and Larry A. Frakes (the “Participant”), with an address of                                 .
     1. Grant of Shares. Subject to the restrictions, terms and conditions of the United America Indemnity, Ltd. Share Incentive Plan (the “Plan”), this Agreement and the Amended and Restated Employment Agreement of [date], by and between the Company and the Participant (the “Employment Agreement”), the Company hereby awards to the Participant ___(_0) shares of the Company’s validly issued Class A common shares, par value $.0001 per share (“Common Shares” or the “Plan Shares”). To the extent required by law, the Participant shall pay the Company the par value ($.0001) for each Share awarded to the Participant simultaneously with the execution of this Agreement. Pursuant to Section 2 hereof, the Plan Shares are subject to certain restrictions, which restrictions relate to the passage of time as an employee of the Company and/or its Affiliates. While such restrictions are in effect (such period, the “Restricted Period”), the Plan Shares subject to such restrictions shall be referred to herein as “Restricted Shares.”
     2. Restrictions on Transfer. The Participant shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Plan Shares, except as set forth in the Plan, this Agreement or the Employment Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Plan Shares in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.
     3. Restricted Shares.
          3.1 Retention of Certificates. Promptly after the date of this Agreement, the Company shall issue share certificates representing the Restricted Shares unless it elects to recognize such ownership through book entry by the transfer agent. The share certificates shall be registered in the Participant’s name and shall bear any legend required under the Plan. Such share certificates shall be held in custody by the Company (or its designated agent) until the restrictions thereon shall have lapsed. Upon the Company’s request, the Participant shall deliver to the Company a duly signed share power, endorsed in blank, relating to the Restricted Shares. In the event the Participant receives a share dividend on the Restricted Shares or the Plan Shares of Restricted Shares are split or the Participant receives any other shares, securities, moneys or property representing a dividend on the Restricted Shares (other than regular cash dividends on and after the date of this Agreement) or representing a distribution or return of capital upon or in respect of the Restricted Shares or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Shares, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Participant in respect of the Restricted Shares (collectively “RS Property”), the Participant will also immediately deposit with and deliver to the

Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by share powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including that of this Section 3.1, as the Restricted Shares with regard to which they are issued and shall herein be encompassed within the term “Restricted Shares.”
          3.2 Rights with Regard to Restricted Shares. The Participant will have the right to vote the Restricted Shares, to receive and retain all regular cash dividends payable to holders of Plan Shares of record on and after the transfer of the Restricted Shares (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Shares), and to exercise all other rights, powers and privileges of a holder of Common Shares with respect to the Restricted Shares set forth in the Plan, with the exceptions that: (i) the Participant will not be entitled to delivery of the share certificate or certificates representing the Restricted Shares until the Restricted Period shall have expired; (ii) the Company (or its designated agent) will retain custody of the share certificate or certificates representing the Restricted Shares and the other RS Property during the Restricted Period; (iii) no RS Property shall bear interest or be segregated in separate accounts during the Restricted Period; and (iv) the Participant may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares during the Restricted Period, except as set forth in the Plan, this Agreement or the Employment Agreement.
          3.3 Vesting. The Restricted Shares shall become vested and cease to be Restricted Shares in installments as follows, provided that the Participant is continuously employed by the Company or any of its Affiliates from the Grant Date until the applicable Vesting Date (as specified below), unless provided otherwise in the Employment Agreement:

Percent of Total
Grant Vested	Shares Vested	Vesting Date
25%	___	First Anniversary of Grant Date
50%	___	Second Anniversary of Grant Date
75%	___	Third Anniversary of Grant Date
100%	___	Fourth Anniversary of Grant Date
Notwithstanding the foregoing, upon consummation of a Change of Control (as defined in the Employment Agreement), if the Participant is then employed by the Company in good standing and has not given notice of resignation, all unvested Restricted Shares shall vest in accordance with the terms of the Employment Agreement, if so provided by the Employment Agreement.
          3.4 Forfeiture. The Participant shall forfeit to the Company, without compensation, other than repayment of the par value paid for such Plan Shares, any and all unvested Restricted Shares (but no vested portion of the Plan Shares) and RS Property upon the Participant’s Termination with the Company and its Affiliates for any reason.

          3.5 Section 83(b). If the Participant properly elects (as required by Section 83(b) of the Code) within thirty (30) days after the issuance of the Restricted Shares to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Plan Shares of Restricted Shares, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Shares. If the Participant shall fail to make such payment, or otherwise make arrangements satisfactory to the Company to pay to the Company, upon election, any federal state or local taxes required to be withheld, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Shares. The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if he or she elects to utilize such election.
          3.6 Delivery Delay. The delivery of any certificate representing the Restricted Shares or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such Plan Shares shall constitute a violation by the Participant or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.
          3.7 Withholding. Participant acknowledges that the Restricted Shares is subject to applicable withholding as described in Section 10(e) of the Plan.
     4. Not an Employment Agreement. The issuance of the Plan Shares hereunder does not constitute an agreement by the Company to continue to employ the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Shares is outstanding.
     5. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the Company’s rights and obligations with respect to the Restricted Shares and RS Property under the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes thereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Shares and RS Property provided for herein, and the Participant hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.

     6. Miscellaneous.
          6.1 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
          6.2 Notwithstanding those powers granted the Company pursuant to Section 5 hereof, no modification or waiver of any of the provisions of this Agreement shall be effective unless agreed upon, reflected in writing and signed by the parties to this Agreement.
          6.3 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
          6.4 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
          6.5 The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
          6.6 All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the General Counsel of the Company.
          6.7 This Agreement and the award hereunder are subject to all the restrictions, terms and provisions of the Plan which are incorporated herein by reference. In the event of an inconsistency between any provision of the Plan and this Agreement, the terms of the Plan shall control. The capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. The Participant and the Company each acknowledges that this Agreement (together with the Plan and the other agreements referred to herein and therein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof; provided, however, that the Employment Agreement shall control in the event of any conflict between the Employment Agreement and this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
UNITED AMERICA INDEMNITY, LTD.

By:		By:
	Title:		Larry A. Frakes